SCICLONE PHARMACEUTICALS ADOPTS STOCKHOLDERS RIGHTS PLAN

SAN MATEO, CA - December 22, 2006 - SciClone Pharmaceuticals, Inc. (NASDAQ: SCLN) announced today that its Board of Directors has adopted a Stock Purchase Rights Plan designed to enable all SciClone stockholders to realize the full value of their investment and to provide for fair and equal treatment for all SciClone stockholders in the event that an unsolicited attempt is made to acquire SciClone. The adoption of the Rights Plan is intended as a means to guard against any potential use of takeover tactics designed to gain control of SciClone without paying all stockholders full and fair value. The distribution of the Rights is not in response to any proposal to acquire SciClone.

Under the Rights Plan, stockholders of record at the close of business on January 2, 2007 will receive one share purchase Right for each share of SciClone Common Stock held on that date.

The Rights, which will initially trade with the Common Stock and represent the right to purchase one one-thousandth of a share of the new Preferred Stock at $25.00 per Right, become exercisable when a person or group acquires 15% or more of SciClone’s Common Stock without prior Board approval. In that event, the Rights permit SciClone stockholders, other than the acquiror, to purchase SciClone Common Stock having a market value of twice the exercise price of the Rights, in lieu of the Preferred Stock. Alternatively, when the Rights become exercisable, the Board of Directors may authorize the issuance of one share of SciClone Common Stock in exchange for each Right that is then exercisable. In addition, in the event of certain business combinations, the Rights permit the purchase of the Common Stock of an acquiror at a 50% discount. Rights held by the acquiror will become null and void in each case. Prior to a person or group acquiring 15%, the Rights can be redeemed for $0.001 each by action of the Board.

The Rights Plan contains an exception to the 15% ownership threshold for shares currently beneficially owned by Sigma-Tau Finanziaria S.p.A. (collectively with its affiliates, “Sigma-Tau”). Sigma-Tau currently owns an aggregate of approximately 20% of SciClone’s Common Stock.

The Rights expire on December 19, 2016. The Rights Plan includes a requirement that a committee of independent directors evaluate the Rights Plan at least every three years (a “TIDE” provision). The Rights distribution will not be taxable to stockholders and will be payable to stockholders of record on January 2, 2007.

About SciClone
SciClone Pharmaceuticals is a biopharmaceutical company engaged in the development of therapeutics to treat life-threatening diseases. SciClone’s lead product ZADAXIN is currently being evaluated in late-stage clinical trials for the treatment of malignant melanoma and hepatitis C. ZADAXIN is approved for sale in select markets internationally, most notably in China where SciClone has an established sales and marketing operation. A key part of SciClone’s strategy is to leverage its advantage in China by in-licensing or acquiring the marketing rights to other products, such as the DC Bead, to broaden its portfolio in this rapidly growing pharmaceutical market. SciClone’s other drug development candidate is SCV-07, currently in early clinical development in the U.S. for the treatment of viral and other infectious diseases. For more information about SciClone, visit www.sciclone.com.

Corporate Contact:
Richard Waldron
Chief Financial Officer
SciClone Pharmaceuticals, Inc.
650-358-3437